UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1  )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Park National Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) amends the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors of Park National Corporation (“Park”), filed with the U.S. Securities and Exchange Commission on March 10, 2025 (the “2025 Proxy Statement”). The 2025 Proxy Statement was filed in connection with Park’s 2025 Annual Meeting of Shareholders to be held on April 28, 2025, (the “Annual Meeting”).

This Amendment is intended to clarify, and revises the description on pages 8 and 9 of the 2025 Proxy Statement of, the approval requirement for, and the effect of broker non-votes on, “Proposal 4: Adoption of Amendment to Article FOURTH of Park’s Articles of Incorporation” (“Proposal 4”). As described in the amendments below, Proposal 4 has been determined by the NYSE to be a routine matter, so there will not be any broker non-votes with respect to Proposal 4.

This Amendment should be read in conjunction with the 2025 Proxy Statement.

Except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the 2025 Proxy Statement.

AMENDMENT TO PROXY STATEMENT

The following disclosure amends and restates the second paragraph under the heading “What constitutes a quorum and what is the vote required with respect to the proposals to be considered at the Annual Meeting?—Routine and Non-Routine Proposals” on page 8 of the 2025 Proxy Statement as follows:

“The proposals to ratify the appointment of Park’s independent registered public accounting firm and to amend Park’s Articles of Incorporation to increase the authorized common shares have been determined by the NYSE to be routine proposals. Each of the other proposals is a non-routine proposal on which a broker may vote only if the beneficial owner has provided voting instructions.”

The following disclosure amends and restates the fourth bullet under the heading “What constitutes a quorum and what is the vote required with respect to the proposals to be considered at the Annual Meeting?— Vote Required with Respect to the Proposals” on page 9 of the 2025 Proxy Statement as follows:

“• Adoption of Amendment to Article FOURTH of Park’s Articles of Incorporation (Proposal 4):

The affirmative vote of two-thirds of Park’s issued and outstanding common shares is required to adopt the amendment to Article FOURTH of Park’s Articles of Incorporation to increase the number of authorized Park common shares from 20,000,000 to 40,000,000, each without par value. The NYSE has determined this is a routine proposal, so there will be no broker non-votes associated with this proposal. Abstentions will have the same effect as votes “AGAINST” the proposed amendment.

The full Board of Directors unanimously recommends a vote “FOR” the adoption of the proposed amendment to Park’s Articles of Incorporation.”

This Amendment is being filed with the SEC and furnished to shareholders on April 17, 2025